EXHIBIT 10.74

March 31, 2008

Special Situations Fund III QP, L.P.
Special Situations Fund III, L.P.
Special Situations Private Equity Fund, L.P.
Special Situations Technology Fund, L.P.
Special Situations Technology Fund II, L.P.

527 Madison Avenue, Suite 2600
New York, NY  10022

Attention:  Austin W. Marxe

Dear Austin:

Reference is hereby made to (i) the Purchase Agreement, dated as of March 31, 2006 (the “Purchase Agreement”), by and among Primal Solutions, Inc. (the “Company”), Wireless Billing Systems (“WBS”) and Special Situations Fund III QP, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. (collectively “SSF”), (ii) the Registration Rights Agreement, dated as of March 31, 2006 (the “Registration Rights Agreement”), by and between the Company and SSF, (iii) $1,500,000 in aggregate principal amount of 5% Senior Secured Convertible Notes, dated March 31, 2006 (the “Notes”), made by the Company and WBS in favor of SSF, (iv) the Pledge and Security Agreement, dated as of March 31, 2006 (the “Security Agreement”), by and among the Company, WBS and SSF, (v) the Amended and Restated Subordination Agreement, dated as of March 31, 2006 (as amended and restated as of March 29, 2007) the “Subordination Agreement”), by and among Lightbridge, Inc. (“Lightbridge”), the Company, WBS and SSF, (vi) the Warrants, dated March 31, 2006, to purchase an aggregate of 7,500,000 shares of Common Stock, par value $0.01 per share, of the Company issued to SSF (the “Warrant”) and (vii) the Adjustable Promissory Notes, dated December 22, 2006 (the “Damages Notes”), made by the Company in favor of SSF.  The Purchase Agreement, the Registration Rights Agreement, the Notes, the Security Agreement, the Subordination Agreement, the Warrant and the Damages Notes are hereinafter collectively referred to herein as the “Transaction Documents.”  Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company, WBS and SSF hereby agree as follows:

1.           The Company shall pay to SSF the sum of One Hundred Forty-Four Thousand Eight Hundred Nineteen and 37/100 United States Dollars ($144,819.37), representing

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payment in full of the Damages Notes and payment of all accrued interest on the Notes through March 31, 2008.  Upon receipt of such payment the Damages Notes shall be deemed cancelled and SSF shall promptly surrender the original Damages Notes to the Company.

2.           Effective as of the close of business on March 31, 2008, the Notes shall be amended and restated as set forth in Exhibit A attached hereto (the “Amended and Restated Notes”).  Upon receipt of the Amended and Restated Notes, the Notes shall be deemed cancelled and SSF shall promptly surrender the original Notes to the Company.

3.           In the event that SSF determines to sell, convey or otherwise transfer the Amended and Restated Notes to any Person, other than an Affiliate of AWM Investment Company, Inc., SSF shall give the Company not less than 10 days’ prior written notice thereof, which notice shall set forth a description of the material terms of such sale, conveyance or transfer and which shall set forth the proposed closing date thereof (the “Proposed Closing Date”) which shall be not less than 10 days after the date of such notice.  The Company shall have the right to repurchase the Amended and Restated Notes from SSF on the terms set forth in SSF’s notice by giving written notice to SSF of its election to do so, which election shall be irrevocable, not later than the seventh (7th) day after the date of SSF’s notice.  If the Company timely exercises its right to repurchase the Amended and Restated Notes, the Company and SSF shall consummate the sale of the Amended and Restated Notes on the terms specified in SSF’s notice on the Proposed Closing Date or such other date as the Company and SSF may agree.  In the event that the Company does not timely exercise its right to repurchase the Amended and Restated Notes as provided herein, SSF shall be free to sell, convey or otherwise transfer the Amended and Restated Notes on terms no less favorable to the purchaser than those set forth in SSF’s notice; provided, however, that if SSF does not complete such sale, conveyance or other transfer within 90 days of the date of SSF’s notice, the sale, conveyance or transfer of the Amended and Restated Notes shall again be subject to the provisions of this Section 3.

4.           Except as expressly modified hereby, the Transaction Documents shall remain in full force and effect, except that references to the Notes shall be deemed to be to the Amended and Restated Notes.

Each of the parties hereto hereby represents and warrants to the other parties hereto that this letter agreement has been duly authorized executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

If the foregoing accurately reflects our agreement, please execute this letter in the space provided below and return a copy to the undersigned.  This letter may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice of law principles thereof.

[Signature page immediately follows]

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PRIMAL SOLUTIONS, INC.

By:	/s/ Joseph R. Simrell
Name:	Joseph R. Simrell
Title:	Chief Executive Officer, President and
Acting Chief Financial Officer

WIRELESS BILLING SYSTEMS

By:	/s/ Joseph R. Simrell
Name:	Joseph R. Simrell
Title:	Chief Executive Officer, President and
Acting Chief Financial Officer

ACCEPTED AND AGREED:

Special Situations Fund III QP, L.P.
Special Situations Fund III, L.P.
Special Situations Private Equity Fund, L.P.
Special Situations Technology Fund, L.P.
Special Situations Technology Fund II, L.P.

By:	/s/ Austin W. Marxe
Name:	Austin W. Marxe
Title:	General Partner

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EXHIBIT A

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144(K), OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

AMENDED AND RESTATED 10% SENIOR SECURED CONVERTIBLE NOTE

$____________________	March 31, 2006, as amended and restated as of March 31, 2008

FOR VALUE RECEIVED, Primal Solutions, Inc., a Delaware corporation (the “Company”), and Wireless Billing Systems, a California corporation (“WBS”) hereby jointly and severally unconditionally promise to pay to the order of ____________________, L.P. (the “Holder”), having an address at 527 Madison Avenue, Suite 2600, New York, NY 10022, at such address or at such other place as may be designated in writing by the Holder, or its assigns, the aggregate principal sum of ___________________________ United States Dollars ($_____________), together with interest from the date set forth above on the unpaid principal balance of this Note outstanding at a rate equal to ten percent (10.0%) (computed on the basis of the actual number of days elapsed in a 360-day year) per annum and continuing on the outstanding principal until this Amended and Restated 10% Senior Secured Convertible Note (the “Note”) is converted into Common Stock as provided herein or indefeasibly and irrevocably paid in full by the Company and/or WBS.  Principal and interest on this Note shall be payable in accordance with the amortization schedule attached hereto as Schedule I.  The date on which interest on this Note is due is hereinafter referred to herein as an “Interest Payment Date” and the date in which any installment of principal hereon is due is hereinafter referred to herein as an “Installment Date”.  Subject to the other provisions of this Note, the principal of this Note and all accrued and unpaid interest hereon shall mature and become due and payable on December 31, 2009 (the “Stated Maturity Date”).  Except as provided herein, all payments of principal and interest by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder.

In the event that any amount due hereunder is not paid when due, such overdue amount shall bear interest at an annual rate of fifteen percent (15%) until paid in full.  In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.

This Note is one of a series of Notes (the “Company Notes”) of like tenor in an aggregate principal amount of One Million Five Hundred Thousand United States Dollars

($1,500,000) issued by the Company and WBS pursuant to the terms of the Purchase Agreement (as defined below).

1. Definitions.  Capitalized terms used herein shall have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.  Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

“Additional Rights” has the meaning set forth in Section 4 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Board” shall mean the Board of Directors of Company.

“Business Day” other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company or any securities into which shares of Common Stock may be reclassified after the date hereof.

“Company” has the meaning set forth in the first paragraph hereof.

“Company Notes” has the meaning set forth in the third paragraph hereof.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” shall mean initially $0.10 per share, subject to adjustment as provided in Section 4.

“Convertible Securities” has the meaning set forth in Section 4 hereof.

“Event of Default” has the meaning set forth in Section 6 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuances” has the meaning set forth in Section 4(j) hereof.

“First Regional”  means First Regional Bank, a California banking corporation, its successors and assigns.

“First Regional Note” means the Change in Terms Agreement among the Company, its Subsidiary and First Regional, dated February 14, 2006 (amending and restating the Promissory Note, dated February 14, 2005, in the original principal amount of $100,000.

“Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Holder” has the meaning set forth in the first paragraph hereof.

“Indebtedness” means any liability or obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables or obligations in respect of workers’ compensation, unemployment insurance and other social security laws or regulation, all arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a Lien on any asset of the Company or a Subsidiary, whether or not such obligation is assumed by the Company or such Subsidiary.

“Installment Date” has the meaning set forth in the first paragraph hereof.

“Interest Payment Date” has the meaning set forth in the first paragraph hereof.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“Investors” has the meaning set forth in the Purchase Agreement.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing).

“Lightbridge” means Lightbridge, Inc., its successors and assigns.

“Lightbridge Note” means WBS’s 2006 Amended and Restated Secured Promissory Note, dated March 31, 2006, in the original principal amount of $982,243.40, as amended.

“Majority Holders” has the meaning set forth in Section 8 hereof.

“Market Price”, as of a particular date (the “Valuation Date”), shall mean the following with respect to any class of securities: (A) if such security is then listed on a national stock exchange, the Market Price shall be the closing bid price of one share of such security on such exchange on the last Trading Day prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing bid price of such security in the most recent ten (10) trading sessions during which such security has traded; (B) if such security is then included in The Nasdaq Stock Market, Inc., including the

Nasdaq Capital Market (“Nasdaq”), the Market Price shall be the closing bid price of one share of such security on Nasdaq on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on Nasdaq as of the end of the last Trading Day prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; (C) if such security is then included in the Over-the-Counter Bulletin Board, the Market Price shall be the closing sale price of one share of such security on the Over-the-Counter Bulletin Board on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the last Trading Day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; or (D) if such security is then included in the “pink sheets,” the Market Price shall be the closing sale price of one share of such security on the “pink sheets” on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last Trading Day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded.

“Note” has the meaning set forth in the first paragraph hereof.

“Options” has the meaning set forth in Section 4 hereof.

“Permitted Indebtedness” means:

(a)           Indebtedness existing on the Closing Date and refinancings, renewals and extensions of any such Indebtedness if (i) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (ii) if the principal amount thereof or interest payable thereon is not increased, (iii) no additional Liens are granted and (iv) the terms thereof are not less favorable to the Company or the Subsidiary incurring such Indebtedness than the Indebtedness being refinanced, renewed or extended;

(b)           Guaranties by any Subsidiary of any “Permitted Indebtedness” of the Company or another Subsidiary;

(c)           Indebtedness representing the deferred purchase price of property and capital lease obligations which collectively does not exceed $1,500,000 in aggregate principal amount; and

(d)           Indebtedness of the Company to any wholly owned Subsidiary and Indebtedness of any wholly owned Subsidiary to the Company or another wholly owned Subsidiary which constitutes “Permitted Indebtedness.”

“Permitted Investments” means:

(a)           direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof;

(b)           certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; and

(c)           commercial paper rated A-1 or better or P-1 by Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

“Permitted Liens” means:

(a)           restrictions on transfers of securities imposed by applicable securities laws;

(b)           Liens on the property of a Person existing at the time such Person became a Subsidiary or such property was acquired from such Person in a transaction permitted hereunder securing Indebtedness permitted hereby; provided, however, that any such Lien may not extend to any other property (other than accessions to and proceeds thereof) provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary or such property was acquired from such Person;

(c)           assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(d)           Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established on the Company’s books and records in accordance with U.S. generally accepted accounting principles, consistently applied;

(e)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings;

(f)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(g)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(h)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries;

(i)           Liens granted to secure the obligations of the Company or any Subsidiary under any Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness”

provided the Lien is limited to the property acquired or so financed (and any accessions thereto and proceeds thereof);

(j)           Liens granted to secure the Lightbridge Note provided such Liens are subordinated to the Notes pursuant to the terms of the Subordination Agreement; and

(k)           Liens granted to secure the First Regional Note provided such Liens are limited to the Company’s right, title and interest in the $100,000 savings account currently on deposit with First Regional.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Purchase Agreement” shall mean the Purchase Agreement, dated as of March 31, 2006, and as that agreement may be amended from time to time, by and among the Company, WBS and the Investors.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of March 31, 2006, and as that agreement may be amended from time to time, by and among the Company and the Investors.

“Restricted Payment” has the meaning set forth in Section 5(b)(iv) hereof.

“Security Agreement” has the meaning set forth in the Purchase Agreement.

“Security Documents” means the collective reference to (i) the Security Agreement and each other agreement or writing pursuant to which the Company and/or WBS purports to pledge or grant a security interest in any property or assets securing the Company’s and/or WBS’s obligations or any such Person purports to guaranty the payment and/or performance of the Company’s and/or WBS’s obligations and (ii) the Subordination Agreement, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Stated Maturity Date” has the meaning set forth in the first paragraph hereof.

“Subordination Agreement” has the meaning set forth in the Purchase Agreement.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Trading Day” means (i) if the relevant stock or security is listed or admitted for trading on The New York Stock Exchange, Inc. or any other national securities exchange, a day on which such exchange is open for business; (ii) if the relevant stock or security is quoted on Nasdaq or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on Nasdaq or any other system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available, shall mean a day, other than a Saturday or Sunday, on which The New York Stock Exchange, Inc. is open for trading.

“Trigger Issuance” has the meaning set forth in Section 4(i) hereof.

“WBS” has the meaning set forth in the first paragraph hereof.

2. Purchase Agreement.  This Note was originally issued pursuant to the terms of the Purchase Agreement.  This Note is subject to the terms and conditions of, and entitled to the benefit of, the provisions of the Purchase Agreement.  This Note is transferable and assignable to any Person to whom such transfer is permissible under the Purchase Agreement and applicable law.  The Company and WBS agree to issue from time to time a replacement Note in the form hereof to facilitate such transfers and assignments.  In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company and WBS also agree to promptly issue a replacement Note if this Note is lost, stolen, mutilated or destroyed.

3. Right of Prepayment or Redemption.  The Company or WBS may prepay or redeem this Note in whole only and not in part at any time prior to the Stated Maturity Date upon not less than 20 days’ prior written notice to the Holder hereof; provided, however, that the Company or WBS must also prepay or redeem all of the Company Notes on the same terms and at the same time.  This Note shall be convertible into Common Stock by the Holder hereof as provided in Section 4 at any time prior to the effective time of any such prepayment or redemption.

4. Conversion Rights.

(a) Subject to and upon compliance with the provisions of this Note, the Holder shall have the right, at its option at any time, to convert some or all of the Note into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (i) adding (A) the principal amount of this Note to be converted and (B) the amount of any accrued but unpaid interest with respect to such portion of this Note to be converted; and (ii) dividing the result obtained pursuant to clause (i) above by the Conversion Price then in effect.  The rights of conversion set forth in this Section 4 shall be exercised by the Holder by giving written notice to the Company that the Holder elects to convert a stated amount of this Note into Common Stock and by surrender of this Note (or, in lieu thereof, by delivery of an appropriate lost security affidavit in the event this Note shall have been lost or destroyed) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder) at any time on the date set forth in such notice (which date shall not be earlier than the Company’s receipt of such notice), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(b) Promptly after receipt of the written notice referred to in Section 4(a) above and surrender of this Note (or, in lieu thereof, by delivery of an appropriate lost security affidavit in the event this Note shall have been lost or destroyed), but in no event more than three (3) Business Days thereafter, the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct in writing, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such portion of this Note.  To the extent permitted by law, such conversion shall be deemed to have been effected, and the Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Company and this Note shall have been surrendered as aforesaid (or, in lieu thereof, an appropriate lost security affidavit has been delivered to the Company), and at such time, the rights of the Holder shall cease with respect to the principal amount of the Notes being converted, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) No fractional shares shall be issued upon any conversion of this Note into Common Stock.  If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 4(c), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the Holder an amount in cash equal to the Market Price of such fractional share of Common Stock.  In case the principal amount of this Note exceeds the principal amount being converted, the Company shall, upon such conversion, execute and deliver to the Holder, at the expense of the Company, a new Note for the principal amount of this Note surrendered which is not to be converted.

(d) If the Company shall, at any time or from time to time while this Note is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Holder thereafter converting this Note shall be entitled to receive the number of shares of Common Stock or other capital stock which the Holder would have received if the Note had been converted immediately prior to such event upon payment of a Conversion Price that has been adjusted to reflect a fair allocation of the economics of such event to the Holder, without regard to any conversion limitation specified in this Section 4.  Such adjustments shall be made successively whenever any event listed above shall occur.

(e) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion of this Note such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon conversion of this Note, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion hereof.  The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, without regard to any conversion limitation specified in Section 4, and the other obligations under this Note.  The provisions of this paragraph (e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(f) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 4(d)), or subscription rights or Notes, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Board in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or Notes, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price immediately prior to such payment date.  Such adjustment shall be made successively whenever such a payment date is fixed.

(g) An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(h) In the event that, as a result of an adjustment made pursuant to this Section 4, the Holder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon conversion of this Note shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Note.

(i) Except as provided in Section 4(j) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of Sections 4(i)(i) through 4(i)(viii) hereof, deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Conversion Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to (i) the lowest price per share at which any share of Common Stock was issued or sold or deemed to be issued or sold if the Trigger Issuance occurs on or after September

31, 2006 (the “Full-Ratchet Date”) or (ii) if the Trigger Issuance occurs prior to the Full-Ratchet Date, a price determined as follows:

Adjusted Conversion Price = (A x B) + D
A+C

where

“A” equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock (as defined below) deemed to be issued hereunder, immediately preceding such Trigger Issuance;

“B” equals the Conversion Price in effect immediately preceding such Trigger Issuance;

“C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Conversion Price after giving effect to such Trigger Issuance be greater than the Conversion Price in effect prior to such Trigger Issuance.

For purposes of this subsection (i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection (i), other than Excluded Issuances (as defined in subsection (j) hereof).

For purposes of this Section 4(i), the following subsections (i)(i) to (i)(vii) shall also be applicable (subject, in each such case, to the provisions of Section 4(j) hereof):

(i) In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any Notes or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such Notes, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Market Price of the Common Stock immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price.  Except as otherwise provided in subsection 4(i)(iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii) In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Market Price of the Common Stock immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection 4(i)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of subsection 6(i).

(iii) Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 4(i)(i) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 4(i)(i) or 4(i)(ii), or the rate at which Convertible Securities referred to in subsections 4(i)(i) or 4(i)(ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.  On the termination of any Option for which any adjustment was made pursuant to this subsection 4(i) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 4(i) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(iv) Subject to the provisions of this Section 4(i), in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(v) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.  In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company.  If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Holder).  The Board shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of the Additional Rights.  In the event that the Board and the Holder are unable to agree upon the fair market value of the Additional Rights, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters.  The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Holder.

(vi) In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this subsection (i).

(j) Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price in the case of the issuance of (A) capital stock, Options or Convertible Securities issued to (i) directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to an equity compensation program approved by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company or (ii) landlords and/or commercial lenders; provided, that in the case of any issuance pursuant to this clause (A), the exercise or conversion price of any such Options or Convertible Securities shall be at least equal to the Market Price on the date of grant, (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, provided such securities are not amended after the date hereof, (C) securities issued pursuant to the Purchase Agreement and securities issued upon the exercise or conversion of those securities, and (D) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Note) (collectively, “Excluded Issuances”).

(k) In case at any time:

(i) the Company shall declare any dividend upon its Common Stock or any other class or series of capital stock of the Company payable in cash or stock or make any other distribution to the holders of its Common Stock or any such other class or series of capital stock;

(ii) the Company shall offer for subscription pro rata to the holders of its Common Stock or any other class or series of capital stock of the Company any additional shares of stock of any class or other rights; or

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Company, any acquisition or a liquidation, dissolution or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of the Company, (a) at least 20 Business Days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clause (iii) of this Section 4(k) and (b) in the case of any event set forth in clause (iii) of this Section 4(k), at least 20 Business Days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and such other series or class of capital stock shall be entitled to exchange their Common Stock and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (iii) of this Section 4(k).
(l) Upon any adjustment of the Conversion Price, then and in each such case the Company shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(m) The Company shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note.  The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, and that the Company will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time.  The Company shall take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or trading market upon which the Common Stock may be listed.  The Company shall not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of this Note would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation.

(n) The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

(o) The Company will not at any time close its transfer books against the transfer, as applicable, of this Note or of any shares of Common Stock issued or issuable upon the conversion of this Note in any manner which interferes with the timely conversion of this Note, except as may otherwise be required to comply with applicable securities laws.

(p) To the extent permitted by applicable law and the listing requirements of any stock exchange or trading market on which the Common Stock is then listed, the Company from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least twenty (20) days, the decrease is irrevocable during the period and the Board shall have made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive.  Whenever the Conversion Price is decreased pursuant to the preceding sentence, the Company shall provide written notice thereof to the Holder at least fifteen (15) days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

5. Covenants.

(a) So long as any amount due under this Note is outstanding and until indefeasible payment in full of all amounts payable by the Company and WBS hereunder:

(i) The Company shall and shall cause each of its Subsidiaries to (A) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducting, (B) do all things necessary to remain duly organized, validly existing, and in good standing as a domestic corporation under the laws of its state of incorporation and (C) maintain all requisite authority to conduct its business in those jurisdictions in which its business is conducted.

(ii) The Company shall promptly notify the Holder in writing of (A) any change in the business or the operations the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, and (B) any information which indicates that any financial statements which are the subject of any representation contained in the Transaction Documents, or which are furnished to the Holder pursuant to the Transaction Documents, fail, in any material respect, to present fairly, as of the date thereof and for the period covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

(iii) The Company shall promptly notify the Holder of the occurrence of any Event of Default or any event which, with the giving of notice, the lapse of time or both would constitute an Event of Default, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.

(iv) The Company shall promptly notify the Holder of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency against the Company or any Subsidiary or to which the Company or any Subsidiary may be subject which alleges damages in excess of One Hundred Thousand United States Dollars ($100,000).

(v) The Company shall promptly notify the Holder of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Subsidiary is a party which default could reasonably be expected to have a Material Adverse Effect.

(vi) The Company shall and shall cause each Subisidiary to promptly take any and all actions necessary to execute any definitive documentation (which documentation shall include customary representations, warranties, covenants, conditions and agreements, and any UCC financing statements) reasonably requested by the Holder, for obtaining the benefits of the Security Agreement, subject to the terms and conditions stated therein.

(vii) The Company shall and shall cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

(viii) The Company shall and shall cause each Subsidiary to all times maintain with financially sound and reputable insurance companies insurance covering its assets and its businesses in such amounts and covering such risks (including, without limitation, hazard, business interruption and public liability) as is consistent with sound business practice and as may be obtained at commercially reasonable rates.  The insurance policies will comply with the provisions of Section 11 of the Security Agreement.

(ix) The Company shall and shall cause each Subsidiary to comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(x) The Company shall and shall cause each Subsidiary to use commercially reasonable efforts to do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition and use commercially reasonable efforts to make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted.

(xi) The Company shall deliver to the Holder as soon as reasonably practicable but in any event within three (3) Business Days, upon receipt or delivery, copies of any and all material notices and other material communications from and to any federal or state regulatory body with jurisdiction over the products, business and/or processes of the Company or any Subsidiary (i) with respect to products or practices and (ii) with respect to any Intellectual Property with counsel to the Company or any Subsidiary (including any non-infringement opinions of counsel or advisors to the Company or any Subsidiary or any other Person), the United States Patent & Trademark Office and any other Person.  The Company shall and shall cause each Subsidiary to as soon as reasonably practicable, notify the Holder of any infringement or threatened infringement of its Intellectual Property may at any time come to its notice.

(xii) At its own expense, the Company shall and shall cause each Subsidiary to make, execute, endorse, acknowledge file and/or deliver any documents and take all commercially reasonable actions necessary or required to maintain its ownership rights in its Intellectual Property, including, without limitation, (i) any action reasonably required to protect the Intellectual Property in connection with any infringement, suspected infringement, passing off, act of unfair competition or other unlawful interference with the rights of the Company or any Subsidiary in and to such Intellectual Property, and (ii) any registrations with the United States Patent & Trademark Office and any corresponding foreign patent and/or trademark office required for the Company or any Subsidiary to carry on its business as presently conducted and as presently proposed to be conducted.  Except for non-exclusive licenses granted in the ordinary course of business, the Company shall not and shall cause each Subsidiary not to transfer, assign or otherwise convey the Intellectual Property, any registrations or applications thereof and all goodwill associated therewith, to any person or entity.

(xiii) Promptly after the occurrence thereof, the Company shall and shall cause each Subsidiary to inform the Holder of the following material developments: (i) entering into material agreements outside the ordinary course of business consistent with past practice, (ii) any issuance of debt securities by the Company or any Subsidiary, (iii) the incurrence of any Indebtedness by the Company or any Subsidiary, (iv) a change in the number of the Board of Directors of the Company, (v) a sale, lease or transfer of any material portion of the assets of the Company or any Subisdiary and (vi) any change in ownership of any Subsidiary (specifying the details of any such change, including the identity and ownership amount of any new owner).

(b) So long as any amount due under this Note is outstanding and until indefeasible payment in full of all amounts payable by the Company hereunder, without the prior written consent of the holders of at least a majority of the outstanding principal amount of the Company Notes then outstanding (for purposes of this Section 5(b), any Company Notes held by any employee, director or officer of the Company or any Subsidiary shall not be deemed to be outstanding):

(i) The Company shall not and shall cause each Subsidiary not to create, incur, guarantee, issue, assume or in any manner become liable in respect of any Indebtedness, other than Permitted Indebtedness.

(ii) The Company shall not and shall cause each Subsidiary not to create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired other than (i) Liens created pursuant to the Security Agreement and (ii) Permitted Liens.  The Company shall not, and shall cause each Subsidiary not to, be bound by any agreement which limits the ability of the Company or any Subsidiary to grant Liens.

(iii) The Company shall not and shall cause each Subsidiary not to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates other than a wholly owned Subsidiary, except for consulting arrangements with directors approved by the Board.

(iv) The Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, declare or pay any dividends on account of any shares of any class or series of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or pay any interest, premium if any, or principal of any Indebtedness or redeem, retire, defease, repurchase or otherwise acquire any Indebtedness (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other payment in respect thereof or agree to do any of the foregoing (each of the foregoing is herein called a “Restricted Payment”); provided, that (i) the Company may make payments of interest, premium if any, and principal of the Notes in accordance with the terms hereof, (ii) provided that no Event of Default or event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing, the Company and its Subsidiaries may make regularly scheduled payments of interest and principal of any Permitted Indebtedness, (iii) any Subsidiary directly or indirectly wholly owned by the Company may pay dividends on its capital stock and (iv) the Company may repurchase capital stock from a former employee in connection with the termination or other departure of such employee, strictly in accordance with the terms of any agreement entered into with such employee and in effect on the Closing Date (as defined in the Purchase Agreement), provided that (A) such repurchase is approved by a majority of the Board, (B) payments permitted under this clause (iv) shall not exceed $1,000,000 in the aggregate, and (C) no such payment may be made if an Event of Default or an event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing or would result from such payment.

(v) The Company shall not and shall cause each Subsidiary not to, directly or indirectly, engage in any business other than the business of providing Internet protocol transaction platforms, billing and related services to communications providers.

(vi) The Company shall not and shall cause each Subsidiary not to make or own any Investment in any Person, including without limitation any joint venture, other than (A) Permitted Investments, (B) operating deposit accounts with banks, (C) Hedging Agreements entered into in the ordinary course of the Company’s financial planning and not for speculative purposes and (D) investments by the Company in the capital stock of any wholly owned Subsidiary.

(vii) The Company shall not and shall cause each Subsidiary not to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Company or any Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company or any Subsidiary to any Person in connection with such lease.

(viii) The Company shall not and shall cause each Subsidiary not to settle, or agree to indemnify or defend third parties against, any material lawsuit, except as may be required by judicial or regulatory order or by agreements entered into prior to the date hereof on a basis consistent with past practice.  A material lawsuit shall be any lawsuit in which the amount in controversy exceeds $100,000.

(ix) The Company shall not and shall cause each Subsidiary not to amend its bylaws, certificate of incorporation or other charter document in a manner adverse to the Holder.

6. Event of Default.  The occurrence of any of following events shall constitute an “Event of Default” hereunder:

(a) the failure of the Company or WBS to make any payment of principal on this Note when due, whether on an Installment Date, at maturity, upon acceleration or otherwise;

(b) the failure of the Company or WBS to make any payment of interest on this Note, or any other amounts due under the other Transaction Documents (as defined under the Purchase Agreement) when due, whether on an Interest Payment Date, at maturity, upon acceleration or otherwise, and such failure continues for more than five (5) days;

(c) the Company and/or its Subsidiaries fail to make a required payment or payments on Indebtedness of One Hundred Thousand United States Dollars ($100,000) or more in aggregate principal amount and such failure continues for more than ten (10) days;

(d) there shall have occurred an acceleration of the stated maturity of any Indebtedness of the Company or its Subsidiaries of One Hundred Thousand United States Dollars ($100,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten (10) days of receipt by the Company or a Subsidiary of notice of such acceleration);

(e) the Company or WBS makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or WBS as bankrupt or insolvent; or any order for relief with respect to the Company or WBS is entered under the Federal Bankruptcy Code or any other bankruptcy or insolvency law; or the Company or WBS petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or WBS or of any substantial part of the assets of the Company or WBS, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or WBS and either (i) the Company or WBS by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days;

(f) a final, non-appealable judgment which, in the aggregate with other outstanding final judgments against the Company and its Subsidiaries, exceeds One Hundred Thousand United States Dollars ($100,000) shall be rendered against the Company or a Subsidiary and within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of such stay, such judgment is not discharged; provided, however, that a judgment that provides for the payment of royalties subsequent to the date of the judgment shall be deemed to be discharged so long as the Company or the Subsidiary affected thereby is in compliance with the terms of such judgment;

(g) the Company or WBS is in breach of the requirements of Section 5(b) hereof;

(h) if any representation or statement of fact made in any Transaction Document or furnished to the Holder at any time by or on behalf of the Company or WBS proves to have been false in any material respect when made or furnished;

(i) any Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Holders, free and clear of all other Liens (other than Permitted Liens), or any of the security interests granted pursuant to the Security Documents shall be determined to be void, voidable, invalid or unperfected, are subordinated or are ineffective to provide the Holder with a perfected, first priority security interest in the collateral covered by the Security Documents, free and clear of all other Liens (other than Permitted Liens) or, except for expiration or termination in accordance with their terms, the Security Agreement shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof or any other Transaction Documents shall be contested by the Company or WBS; or

(j) if the Company or WBS fails to observe or perform in any material respect any of its covenants contained in the Transaction Documents (other than any failure which is covered by Section 5(a), (b) or (g)), and such failure continues for thirty (30) days after receipt by the Company of notice thereof.

Upon the occurrence of any such Event of Default all unpaid principal and accrued interest under this Note shall become immediately due and payable (A) upon election of the Holder, with respect to (a) through (d) and (f) through (j), and (B) automatically, with respect to (e).  Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including, without limitation, exercising its rights under the other Transaction Documents.  If an Event of Default occurs, the Company and WBS shall jointly and severally pay to the Holder the reasonable attorneys' fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder and under the other Transaction Documents.

7. No Waiver.  No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

8. Amendments in Writing.  Any term of this Note may be amended or waived upon the written consent of the Company, WBS and the holders of Company Notes representing at least 50% of the principal amount of Company Notes then outstanding (the “Majority Holders”); provided, that (x) any such amendment or waiver must apply to all outstanding Company Notes; and (y) without the consent of the Holder hereof, no amendment or waiver shall (i) change the Stated Maturity Date of this Note, (ii) reduce the principal amount of this Note or the interest rate due hereon, (iii) change the Conversion Price or (iv) change the place of payment of this Note.  No such waiver or consent on any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

9. Waivers.  The Company and WBS hereby forever waive presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

10. Waiver of Jury Trial.  EACH OF THE COMPANY AND WBS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION

ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  EACH OF THE COMPANY AND WBS HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11. Secured Obligation.  This Note is one of the Notes referred to in the Security Agreement and is secured by the collateral described therein.  The Security Agreement grants the Holder certain rights with respect to such collateral upon an Event of Default.

12. Governing Law; Consent to Jurisdiction.  This Note shall be governed by and construed under the law of the State of New York, without giving effect to the conflicts of law principles thereof.  The Company, WBS and, by accepting this Note, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note.  The Company, WBS and, by accepting this Note, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company, WBS and, by accepting this Note, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13. Costs.  If action is instituted to collect on this Note, the Company and WBS jointly and severally promise to pay all reasonable costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

14. Notices.  All notices hereunder shall be given in writing and shall be deemed delivered when received by the other party hereto at the address set forth in the Purchase Agreement or at such other address as may be specified by such party from time to time in accordance with the Purchase Agreement.

15. Successors and Assigns.  This Note shall be binding upon the successors or assigns of the Company and WBS and shall inure to the benefit of the successors and assigns of the Holder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and WBS have caused this Amended and Restated 10% Senior Secured Convertible Note to be signed in their names effective as of the date first above written.

PRIMAL SOLUTIONS, INC.

By:___________________________________
Name:	Joseph R. Simrell
Title:	Chief Executive Officer

WIRELESS BILLING SYSTEMS

By:___________________________________
Name:	Joseph R. Simrell
Title:	Chief Executive Officer

Primal Solutions, Inc.
10% Senior Convertible Debt, amended and restated as of 3.31.08
Schedule 1

			Payment Breakout				Breakdown of Payment
Payment Date		Quarterly Payment	Principal	Interest	Principal Balance	Interest Rate	SSPEF	SSTF	SSTF2	SSF3	SSF3QP	Total

03/31/08	0				1,500,000.00
04/30/08	1	—	—	—	1,500,000.00	10.0%
05/31/08	2	—	—	—	1,500,000.00	10.0%
06/30/08	3	60,000.00	22,500.00	37,500.00	1,477,500.00	10.0%	27,240.00	22,920.00	4,360.00	440.00	5,040.00	60,000.00
07/31/08	4	—	—	—	1,477,500.00	10.0%
08/31/08	5	—	—	—	1,477,500.00	10.0%
09/30/08	6	125,000.00	88,062.50	36,937.50	1,389,437.50	10.0%	56,749.99	47,750.00	9,083.34	916.67	10,500.00	125,000.00
10/31/08	7	—	—	—	1,389,437.50	10.0%
11/30/08	8	—	—	—	1,389,437.50	10.0%
12/31/08	9	174,173.44	139,437.50	34,735.94	1,250,000.00	10.0%	79,074.75	66,534.25	12,656.60	1,277.27	14,630.57	174,173.44
01/31/09	10	—	—	—	1,250,000.00	10.0%
02/28/09	11	—	—	—	1,250.000.00	10.0%
03/31/09	12	211,863.41	180,613.41	31,250.00	1,069,386.59	10.0%	96,185.99	80,931.82	15,395.40	1,553.67	17,796.53	211,863.41
04/30/09	13	—	—	—	1,069,386.59	10.0%
05/31/09	14	—	—	—	1,069,386.59	10.0%
06/30/09	15	211,863.41	185,128.75	26,734.66	884,257.84	10.0%	96,185.99	80,913.82	15,395.41	1,553.66	17,796.53	211,863.41
07/31/09	16	—	—	—	884,257.84	10.0%
08/31/09	17	—	—	—	884,257.84	10.0%
09/30/09	18	211,863.41	189,756.96	22,106.45	694,500.88	10.0%	96,185.99	80,913.83	15,395.41	1,553.66	17,796.52	211,863.41
10/31/09	19	—	—	—	694,500.88	10.0%
11/30/09	20	—	—	—	694,500.88	10.0%
12/31/09	21	711,863.41	694,500.88	17,362.53	—	10.0%	323,185.98	271,931.83	51,728.74	5,220.34	59,796.52	711,863.41
Total		1,706,627.08	1,500,000.00	206,627.08			774,808.69	651,931.55	124,014.90	12,515.27	143,356.67	1,706,627.08

Special Situations Private Equity Fund = SSPEF
Special Situations Technology Fund = SSTF
Special Situations Technology Fund II = SSTF2
Special Situations Fund III = SSF3
Special Situations Fund III QP, L.P. = SSF3QP